    As filed with the Securities and Exchange Commission on August 16, 2000

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                          ---------------------------

                                   Form S-8
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933

                          ---------------------------

                            ARMSTRONG HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)

                Pennsylvania                              23-3033414
        (State or jurisdiction of                       (I.R.S. Employer
      incorporation or organization)                  Identification No.)

             P.O. Box 3001
         Lancaster, Pennsylvania                             17604
(Address of principal executive offices)                   (Zip Code)


                          ---------------------------

                   ARMSTRONG HOLDINGS, INC. STOCK AWARD PLAN
                            (Full title of the plan)

                          ---------------------------

                             Deborah K. Owen, Esq.
              Senior Vice-President, Secretary and General Counsel
                                 P.O. Box 3001
                         Lancaster, Pennsylvania  17604
                                 (717) 396-3586

                          ---------------------------

                          Copies of communications to:
                            Vincent C. Deluzio, Esq.
                  Buchanan Ingersoll Professional Corporation
                               One Oxford Centre
                          301 Grant Street, 20th Floor
                           Pittsburgh, PA  15219-1410
                                 (412) 562-8800

                          ---------------------------

                        CALCULATION OF REGISTRATION FEE


===========================================================================================================================

   Title of Securities         Amount to be          Proposed Maximum         Proposed Maximum           Amount of
          to be                 Registered          Offering Price Per       Aggregate Offering     Registration Fee(3)
       Registered                                        Share(2)                  Price
 --------------------------------------------------------------------------------------------------------------------------
Common Stock, $1.00 par       750,000 Shares                       $16.16         $12,120,000.00                $3,199.68
 value (1)
===========================================================================================================================

(1) Includes Preferred Stock Purchase Rights. Prior to the occurrence of certain events, such rights will not be exercisable or evidenced separately from the Common Stock.

(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h) under the Securities Act of 1933, as amended (the "Securities Act") and based on the average of the high and low sales prices of the Common Stock on the New York Stock Exchange on August 15, 2000.

(3) Calculated pursuant to Section 6(b) of the Securities Act.

PART I  INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     Information required by Part I of Form S-8 (Items 1 and 2) is included in documents sent or given to participants in the Armstrong Holding, Inc. (the "Company") Stock Award Plan pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act").

PART II  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

     The following documents have been filed with the Securities and Exchange Commission (the "Commission") and are incorporated herein by reference and made a part hereof:

(a) The Company's latest Annual Report on Form 10-K for the fiscal year ended December 31, 1999 filed by Armstrong World Industries, Inc., on March 15, 2000. (The Company is a successor issuer to Armstrong World Industries, Inc. for purposes of the Securities Act).

(b) (i) The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, and the Company's Current Report on Form 8-K for the event dated May1, 2000.

    (ii) The Quarterly Report on form 10-Q for the quarter ended June
    30, 2000, the Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, and the Current Reports on Forms 8-K for the events dated February 2, May 1, April 27, July 6, and July 25, 2000, filed by Armstrong World Industries, Inc.

(c) The description of the Company's Common Stock under the caption "Description of Holdings Capital Stock" in the Company's Prospectus/Proxy Statement which is part of the Company's Registration Statement on Form S-4 filed on March 15, 2000, as amended (which updates such description contained in a registration statement filed pursuant to the Exchange Act), together with any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered pursuant to this Registration Statement have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

     Not applicable.

Item 5.  Interests of Named Experts and Counsel.

     Not applicable.

Item 6.  Indemnification of Directors and Officers.

     Subchapter D of Chapter 17 of the Pennsylvania Business Corporations Law (the"PBCL") provides in general that a corporation may indemnify any person, including its directors, officers and employees, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (including actions by or in the right of the corporation) by reason of the fact that he or she is or was a representative of or serving at the request of the corporation, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action or proceeding if he or she is determined by the board of directors, or in certain circumstances by independent legal counsel to the shareholders, to have acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reason to believe his or her conduct was unlawful. In the case of actions by or in the right of the corporation, indemnification is not permitted in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the corporation except to the extent a court determines that the person is fairly and reasonably entitled to indemnification. In any case, to the extent that the person has been successful on the merits or otherwise in defense of any claim, issue or matter, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith. Subchapter D of Chapter 17 also provides that the indemnification permitted or required thereby is not exclusive of any other rights to which a person seeking indemnification may be entitled.

     Article IX of the Company's By-laws, as amended, provides that the Company shall indemnify any person who was or is made a party to, or threatened to be made a party to, or is involved in, any action, suit, or proceeding (including actions by or in the right of the Company) by reason of the fact that he or she is or was a director or officer of the Company (or is or was serving at the request of the Company as a director, officer, trustee, employee, or agent of a related enterprise including service with respect to an employee benefit plan or is or was serving at the specific written request of the Company as a director, officer, trustee, employee, or agent of an unrelated enterprise) against all expenses and liability he or she actually incurs, including, without limitation, judgments and amounts paid or to be paid in settlement of or in actions brought by or in the right of the Company, to the fullest extent permitted by law.
Article IX also provides that directors and officers shall be entitled to payment in advance of expenses incurred in defending any such action, suit or proceeding, upon receipt of an undertaking to repay all amounts so advanced if it is ultimately determined that they are not entitled to be indemnified or, in the case of criminal action, a majority of the Board of Directors so determines. In addition, the

Company has entered into indemnification agreements with each of its directors which entitle the director to indemnification for certain expenses to the fullest extent permitted by law.

     The By-laws of the Company also provide, pursuant to Section 1713 of the PBCL, that a director of the Company shall not be personally liable for monetary damages as such for any action taken, or any failure to take any action, unless:
(1) the director has breached or failed to perform the duties of his/her office under Section 1712 of the PBCL (relating to standard of conduct and justifiable reliance); and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. This limitation on the personal liability of directors of the Company does not apply to: (1) the responsibility or liability of a director pursuant to any criminal statute; or (2) the liability of a director for the payment of taxes pursuant to local, state or federal law.

Item 7.  Exemption from Registration Claimed.

     Not applicable.

Item 8.  Exhibits.

     The following is a list of exhibits filed as part of this Registration Statement.


Exhibit No.      Description                          Method of Filing
-----------      -----------                          ----------------
4.1              Armstrong Holdings, Inc. Stock       Filed herewith.
                 Award Plan.

5.1              Opinion of Buchanan Ingersoll        Filed herewith.
                 Professional Corporation regarding
                 the legality of the securities
                 being registered.

15.1             Letter regarding unaudited interim   Filed herewith.
                 financial information.

23.1             Consent of Buchanan Ingersoll        Included in the opinion filed as
                 Professional Corporation.            Exhibit 5.1 to this Registration
                                                      Statement.

23.2             Consent of Independent Auditors.     Filed herewith.

Item 9.  Undertakings.

     The Company hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

   (1) to include any prospectus required by Section 10(a)(3) of the Securities Act;

   (2) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

   (3) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

   provided, however, that paragraphs (a)(1) and (a)(2) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to
   Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(b) That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) That, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or
    Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES
                                   ----------

     Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lancaster, State of Pennsylvania, on the 15th day of August, 2000.

                                               ARMSTRONG HOLDINGS, INC.

Dated:  August 15, 2000                       By: /s/ Frank A. Riddick, III
                                                  -------------------------------------
                                                  Frank A. Riddick, III,
                                                  President and Chief Operating Officer


     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

                                               /s/ Michael D. Lockhart
Dated:  August 15, 2000                        ---------------------------------------
                                               Michael D. Lockhart,
                                               Chairman of the Board and
                                               Chief Executive Officer

                                               /s/ Frank A. Riddick, III
Dated:  August 15, 2000                        ---------------------------------------
                                               Frank A. Riddick, III,
                                               President and Chief Operating Officer


                                               /s/ E. Follin Smith
Dated:  August 15, 2000                        ----------------------------------------
                                               E. Follin Smith,
                                               Senior Vice President and
                                               Chief Financial Officer

                                               /s/ William C. Rodruan
Dated:  August 15, 2000                        ----------------------------------------
                                               William C. Rodruan
                                               Vice President and Controller
                                               (Principal Accounting Officer)




                                               /s/ H. Jesse Arnelle
Dated:  August 15, 2000                        ----------------------------------------
                                               H. Jesse Arnelle,
                                               Director

                                               /s/ Van C. Campbell
Dated:  August 15, 2000                        ----------------------------------------
                                               Van C. Campbell,
                                               Director

                                               /s/ Donald C. Clark
Dated:  August 15, 2000                        ----------------------------------------
                                               Donald C. Clark,
                                               Director

                                               /s/ David W. Raisbeck
Dated:  August 15, 2000                        ----------------------------------------
                                               David W. Raisbeck,
                                               Director

                                               /s/ John A. Krol
Dated:  August 15, 2000                        ----------------------------------------
                                               John A. Krol,
                                               Director

                                               /s/ George A. Lorch
Dated:  August 15, 2000                        ----------------------------------------
                                               George A. Lorch,
                                               Director

                                               /s/ David M. LeVan
Dated:  August 15, 2000                        ----------------------------------------
                                               David M. LeVan,
                                               Director

                                               /s/ James E. Marley
Dated:  August 15, 2000                        ----------------------------------------
                                               James E. Marley,
                                               Director

                                               /s/ Judith R. Haberkorn
Dated:  August 15, 2000                        ----------------------------------------
                                               Judith R. Haberkorn,
                                               Director


                                               /s/ Jerre L. Stead
Dated:  August 15, 2000                        -----------------------------------------
                                               Jerre L. Stead,
                                               Director

                                 EXHIBIT INDEX



Exhibit No.      Description                          Method of Filing
-----------      -----------                          ----------------
4.1              Armstrong Holdings, Inc. Stock       Filed herewith.
                 Award Plan.

5.1              Opinion of Buchanan Ingersoll        Filed herewith.
                 Professional Corporation regarding
                 the legality of the securities
                 being registered.

15.1             Letter regarding unaudited interim   Filed herewith.
                 financial information.

23.1             Consent of Buchanan Ingersoll        Included in the opinion filed as
                 Professional Corporation.            Exhibit 5.1 to this Registration
                                                      Statement.

23.2             Consent of Independent Auditors.     Filed herewith.